Exhibit 99.1

Pinnacle Foods Reports 3rd Quarter Fiscal 2016 Results
Company Increases Full-Year Guidance to High End of its Range

Parsippany, NJ, October 27, 2016 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the third quarter ended September 25, 2016 and increased its full-year guidance to the high end of its previous range. The improved outlook for the year reflects solid base business performance and the continued strength of the Boulder Brands acquisition.

Diluted earnings per share in the third quarter of 2016 increased 7.3% to $0.44, compared to $0.41 in the third quarter of 2015. Excluding items affecting comparability1, Adjusted diluted earnings per share advanced 15.2% to $0.53, compared to $0.46 in the year-ago period.

Net sales in the third quarter of 2016 increased 19.3% versus year-ago, largely reflecting the benefit of the Boulder Brands acquisition, which contributed approximately $121 million in the quarter, and continued growth of North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments. Market share for North America Retail expanded 60 basis points in the quarter versus year-ago, marking Pinnacle’s tenth consecutive quarter of share growth.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “The third quarter was another good one for us, particularly given the strong year-ago performance we were lapping. We maintained our momentum in North America Retail, fueled by the continued strength of our Frozen segment, while Boulder Brands also delivered another strong quarter. Our focus on improving gross margin continued to be evident in our results, with our Q3 adjusted margin again advancing significantly. We believe our fourth quarter plans position us well as we approach year-end and, as a result, we have increased our Adjusted diluted EPS for 2016 to the high end of our previous range.”

Third Quarter Consolidated Results
Net sales in the third quarter of 2016 increased 19.3% to $758.8 million, compared to net sales of $636.3 million in the year-ago period. This growth reflected a 19.0% benefit from the Boulder Brands acquisition, as well as higher net price realization of 0.2% and increased volume/mix of 0.1%.

North America Retail net sales increased 0.8% to $558.5 million in the third quarter of 2016, compared to $554.1 million in the third quarter of 2015, reflecting increased volume/mix of 0.5% and higher net price realization of 0.3%.

Gross profit in the third quarter of 2016 increased 29.3% versus year-ago to $228.7 million, or 30.1% of net sales, compared to gross profit of $176.9 million, or 27.8% of net sales, in the prior-year period. This strong performance primarily reflected the benefit of the Boulder Brands acquisition, as well as strong productivity, improved mix and the favorable impact versus year-ago of items affecting comparability, principally hedging gains in 2016. Partially offsetting these positive drivers were input cost inflation and investment in new Birds Eye stand-up packaging. Excluding items affecting comparability, Adjusted gross profit advanced 24.2% to $229.1 million and, as a percentage of net sales, Adjusted gross profit margin expanded by approximately 120 basis points to 30.2%.

1 Items affecting comparability are detailed in the financial tables that accompany this press release.

Earnings before interest and taxes (EBIT) in the third quarter of 2016 increased 20.9% to $118.3 million, compared to EBIT of $97.8 million in the year-ago period. This performance largely reflected the strong growth in gross profit, partially offset by higher selling, general and administrative expenses due to the inclusion of Boulder Brands. Also impacting the comparison was the negative impact of items affecting comparability, most notably an $11.2 million non-cash impairment charge to write down the carrying value of the Celeste, Aunt Jemima and Snyder of Berlin tradenames and acquisition-related integration expenses. Excluding items affecting comparability, Adjusted EBIT in the third quarter increased 24.6% to $134.6 million, compared to $108.0 million in the year-ago period.

Adjusted EBITDA in the third quarter of 2016 grew 23.3% to $161.6 million, compared to $131.1 million in the prior year. Adjusted EBITDA is a Non-GAAP measure defined herein under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the quarter increased to $36.4 million, compared to $22.3 million in the year-ago period, largely driven by additional debt issued to finance the Boulder Brands acquisition and, to a lesser extent, the impacts of the previously-communicated 25-basis-point interest rate step-up on pre-Boulder term loans and the one-time cost of $0.6 million associated with the re-pricing during the quarter of the Boulder Brands term loan.

Net earnings in the third quarter increased 8.8% to $52.4 million, compared with $48.1 million in the year-ago period. Excluding items affecting comparability, Adjusted net earnings increased 15.0% to $62.8 million, compared to $54.6 million in the year-ago period.

Net cash provided by operating activities totaled $75 million in the third quarter of 2016, compared to $86 million in the prior year quarter. On a fiscal year-to-date basis, net cash provided by operating activities increased $29 million to $240 million, compared to $211 million in the year-ago period.

Third Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment increased 4.1% to $308.9 million in the third quarter of 2016, compared to $296.7 million in the year-ago period, reflecting higher volume/mix of 3.8% and increased net price realization of 0.3%.

Versus the year-ago quarter, during which net sales advanced a very strong 15.3%, the Frozen segment maintained its momentum, driven by strength of the Birds Eye franchise, gardein and Hungry-Man, each of which registered strong retail consumption and market share growth. Recently-introduced innovation behind the Birds Eye Flavor Full, Birds Eye Protein Blends and Birds Eye Disney-themed platforms, along with new Birds Eye Veggie Made Rice side dishes, just-launched Birds Eye Signature Skillets premium meals and the continued retail expansion of Birds Eye Voila! fueled the performance of the Birds Eye franchise. The gardein brand recorded another exceptionally strong quarter, including retail consumption and market share growth, while the Hungry-Man brand, behind the success of its new Hungry-Man Selects innovation, continued to expand retail consumption and market share. Partially offsetting these growth drivers were lower sales of Aunt Jemima breakfast products, Celeste pizza and Lender’s bagels.

EBIT for the Birds Eye Frozen segment increased 4.3% to $54.2 million in the third quarter of 2016, compared to $52.0 million in the third quarter of 2015, reflecting the benefits of the net sales growth, strong productivity and favorable mix, partially offset by input cost inflation, the conversion to new Birds Eye stand-up packaging and items affecting comparability, including the aforementioned non-cash tradename impairment charge that totaled $10.3 million for the segment. Excluding items affecting comparability, Adjusted EBIT advanced 13.5% to $65.0 million, compared to $57.3 million in the year-ago period.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment declined 3.0% to $249.5 million in the third quarter of 2016, compared to $257.4 million in the year-ago period. This performance reflected lower volume/mix of 3.3%, partially offset by higher net price realization of 0.3%.

Strong growth of Wish-Bone salad dressings, fueled by the recently-launched Wish-Bone E.V.O.O. and Wish-Bone Ristorante Italiano platforms, and continued solid performance of Armour canned meat were more than offset by net sales declines for primarily Vlasic pickles, Log Cabin and Mrs. Butterworth’s syrups and Duncan Hines baking products.

EBIT for the Duncan Hines Grocery segment increased 8.8% to $48.1 million in the third quarter of 2016, compared to $44.2 million in the third quarter of 2015, reflecting strong productivity and items affecting comparability, partially offset by input cost inflation, particularly in corn sweeteners, and the impact of unfavorable mix. Excluding items affecting comparability, Adjusted EBIT decreased 2.5% to $47.5 million, compared to $48.8 million in the year-ago period.

Boulder Brands
Boulder Brands contributed $120.9 million in net sales in the third quarter of 2016, including the unfavorable impact during the quarter of Boulder’s SKU rationalization program. Retail consumption, excluding the SKU rationalization impact, continued to advance versus year-ago for the Glutino, Udi’s, Earth Balance and EVOL brands, offset by a decline for Smart Balance.

EBIT for Boulder Brands was $16.1 million in the third quarter of 2016, including acquisition-related fees and integration expenses. Excluding these items affecting comparability, Adjusted EBIT for Boulder Brands totaled $21.3 million.

Specialty Foods
Net sales for the Specialty Foods segment declined 3.4% to $79.4 million in the third quarter of 2016, compared to $82.2 million in the prior-year quarter, reflecting lower volume/mix of 2.4% and lower net price realization of 1.0%. This performance reflected the expected decline for the private label canned meat business, which remained under pressure due to a heightened competitive bidding environment for the USDA stew business.

EBIT for the Specialty Foods segment totaled $6.3 million in the third quarter of 2016, compared to $7.8 million in the third quarter of 2015, largely reflecting the impacts of the net sales decline and the non-cash tradename impairment charge that totaled $0.9 million for the segment. Excluding items affecting comparability, Adjusted EBIT was $7.1 million, compared to $8.1 million in the year-ago period.

Outlook for the Balance of the Year
Forecasted Adjusted diluted EPS metrics provided below for Pinnacle and Boulder Brands are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company increased its guidance for Adjusted diluted EPS for 2016 to a range of $2.13 to $2.15, representing the high end of its previous $2.10 to $2.15 guidance range. This outlook, which represents growth versus year-ago of 11% to 12%, includes the assumptions outlined below.

•	The outlook for Boulder Brands net sales remains in the range of $460 - $480 million, including the impact of the SKU rationalization program.

•	Boulder Brands is now expected to contribute approximately $0.08 - $0.09 of Adjusted diluted EPS for the year, versus $0.07 - $0.08 previously estimated.

•	Input cost inflation continues to be forecasted in the range of 2.0% - 2.5% for the year.

•	Productivity for the year continues to be estimated in the range of 3.5% to 4.0% of cost of products sold, including Boulder Brands organic cost savings but excluding acquisition synergies.

•	Interest expense for the year continues to be estimated at approximately $140 million.

•	The weighted average diluted share count for the year remains estimated to be modestly above 118 million, with the fourth quarter estimated at approximately 119 million.

•	Capital expenditures for the full year are now forecasted in the range of $110 - $120 million.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted gross profit

•	Adjusted gross profit as a % of sales (Adjusted gross profit margin)

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted diluted earnings per share

•	Adjusted effective income tax rate

Adjusted Gross Profit
Pinnacle defines Adjusted gross profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted gross profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted gross profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Interest Expense, Net
Adjusted interest expense, net is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted interest expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with the ordinary course of business operations and that it is more comparable to interest expense in prior periods. Pinnacle uses Adjusted interest expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted net earnings, Adjusted effective income tax rate and Adjusted diluted earnings per share
Adjusted net earnings, Adjusted effective income tax rate and the related Adjusted diluted earnings per share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted net earnings, Adjusted effective tax rate and Adjusted diluted earnings per share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted net earnings, Adjusted effective income tax rate and Adjusted diluted earnings per share are measures used by management for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will also host a conference call on Thursday, October 27, 2016 at 9:30AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 348-8108 within the United States or Canada and (908) 982-4619 internationally and referencing the conference call name:  Pinnacle Foods Q3 Earnings Call.  A replay of the call will be available, beginning October 27, 2016 at 1:00 PM (ET) until November 10, 2016, by dialing (888) 266-2081 or (703) 925-2533 and referencing access code 1677331. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.
Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 5400 employees. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses.The acquisition of Boulder Brands adds well-known brands such as Glutino®, Udi's Gluten Free®, Earth Balance®, EVOL® foods, and Smart Balance® to the Pinnacle Foods portfolio. Further information is availableat www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 25, 2016 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net sales	$758,821	$636,287	$2,269,457	$1,933,314
Cost of products sold	530,117	459,432	1,620,994	1,415,633
Gross profit	228,704	176,855	648,463	517,681

Marketing and selling expenses	53,879	44,155	173,813	136,862
Administrative expenses	36,439	26,467	126,030	81,918
Research and development expenses	4,564	3,247	13,847	9,888
Tradename impairment charges	11,200	—	11,200	—
Other expense (income), net	4,354	5,193	17,238	12,936
	110,436	79,062	342,128	241,604
Earnings before interest and taxes	118,268	97,793	306,335	276,077
Interest expense	36,473	22,315	103,601	66,130
Interest income	27	7	131	172
Earnings before income taxes	81,822	75,485	202,865	210,119
Provision for income taxes	29,469	27,387	79,892	76,806
Net earnings	52,353	48,098	122,973	133,313
Less: Net loss attributable to non-controlling interest	—	—	—	—
Net earnings attributable to Pinnacle Foods, Inc. and Subsidiaries common stockholders	$52,353	$48,098	$122,973	$133,313

Net earnings per share attributable to Pinnacle Foods, Inc. and Subsidiaries common stockholders:
Basic	$0.45	$0.41	$1.05	$1.15
Weighted average shares outstanding - basic	117,224	116,085	116,666	116,007
Diluted	$0.44	$0.41	$1.04	$1.14
Weighted average shares outstanding - diluted	118,390	117,470	117,923	117,262
Dividends declared	$0.285	$0.255	$0.795	$0.725

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands, except share and per share amounts)

	September 25, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$164,928	$180,549
Accounts receivable, net of allowances of $11,278 and $7,902, respectively	302,259	219,736
Inventories	502,052	403,101
Other current assets	9,163	13,677
Deferred tax assets	54,858	40,571
Total current assets	1,033,260	857,634
Plant assets, net of accumulated depreciation of $470,697 and $408,294, respectively	708,952	631,109
Tradenames	2,529,680	2,001,048
Other assets, net	176,035	120,364
Goodwill	2,169,431	1,714,008
Total assets	$6,617,358	$5,324,163

Current liabilities:
Short-term borrowings	$1,197	$2,225
Current portion of long-term obligations	23,714	14,847
Accounts payable	251,836	211,039
Accrued trade marketing expense	44,600	46,228
Accrued liabilities	161,385	100,510
Dividends payable	34,883	30,798
Total current liabilities	517,615	405,647
Long-term debt	3,141,063	2,257,012
Pension and other postretirement benefits	62,640	63,454
Other long-term liabilities	63,681	54,506
Deferred tax liabilities	955,485	738,015
Total liabilities	4,740,484	3,518,634
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 119,048,643 and 117,619,695, respectively	1,191	1,176
Additional paid-in-capital	1,422,483	1,378,521
Retained earnings	546,762	517,330
Accumulated other comprehensive loss	(62,372)	(59,388)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and Subsidiaries stockholders' equity	1,875,954	1,805,529
Non-controlling interest	920	—
Total Equity	1,876,874	1,805,529
Total liabilities and equity	$6,617,358	$5,324,163

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands)

	Nine months ended
	September 25, 2016	September 27, 2015
Cash flows from operating activities
Net earnings	$122,973	$133,313
Non-cash charges (credits) to net earnings
Depreciation and amortization	78,749	67,420
Intangible asset impairment charge	11,200	—
Amortization of debt acquisition costs and discount on term loan	7,079	4,696
Refinancing costs and write off of debt issuance costs	600	—
Change in value of financial instruments	(9,218)	(174)
Equity-based compensation charges	9,383	11,489
Pension expense, net of contributions	112	(4,300)
Other long-term liabilities	601	(1,271)
Other long-term assets	(1,110)	—
Foreign exchange (gains) / losses	(1,027)	3,679
Excess tax benefits on equity-based compensation	(10,767)	(1,345)
Deferred income taxes	28,737	55,500
Changes in working capital (net of effects of acquisition)
Accounts receivable	(40,708)	(19,391)
Inventories	(31,948)	(90,277)
Accrued trade marketing expense	(1,744)	2,332
Accounts payable	31,602	32,714
Accrued liabilities	29,813	15,545
Other current assets	15,615	890
Net cash provided by operating activities	239,942	210,820
Cash flows from investing activities
Business acquisition activity (net of cash acquired)	(985,365)	1,102
Capital expenditures	(76,623)	(84,733)
Proceeds from sale of plant assets	—	730
Net cash used in investing activities	(1,061,988)	(82,901)
Cash flows from financing activities
Proceeds from bank term loans	547,250	—
Proceeds from notes offerings	350,000	—
Repayments of long-term obligations	(10,145)	(6,642)
Repurchase of notes	—	—
Proceeds from short-term borrowings	2,182	2,135
Repayments of short-term borrowings	(3,180)	(3,386)
Repayment of capital lease obligations	(2,621)	(2,645)
Dividends paid	(89,343)	(82,086)
Net proceeds from issuance of common stock	24,914	1,038
Excess tax benefits on equity-based compensation	10,767	1,345
Taxes paid related to net share settlement of equity awards	(1,087)	(2,401)
Debt acquisition costs	(22,564)	—
Net cash provided by (used in) financing activities	806,173	(92,642)
Effect of exchange rate changes on cash	252	(732)
Net change in cash and cash equivalents	(15,621)	34,545
Cash and cash equivalents - beginning of period	180,549	38,477
Cash and cash equivalents - end of period	$164,928	$73,022

Supplemental disclosures of cash flow information:
Interest paid	$79,030	$54,825
Interest received	131	159
Income taxes paid	19,623	18,425
Non-cash investing and financing activities:
New capital leases	16,044	—
Dividends payable	34,883	30,582
Accrued additions to plant assets	13,800	9,693

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted gross profit and Adjusted gross profit as a % of sales (1)
(thousands)

	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Gross profit (as reported)	$228,704	$176,855	$648,463	$517,681
Accelerated depreciation expense (2)	—	1,131	—	1,131
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(1,724)	4,392	(9,217)	(218)
Purchase accounting adjustments (4)	—	—	10,382	—
Non-cash compensation charges (5)	—	—	—	954
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses	—	—	—	130
Restructuring and integration costs (6)	2,102	2,011	3,711	6,177
Adjusted gross profit	$229,082	$184,389	$653,339	$525,855
Adjusted gross profit as a % of sales
Adjusted gross profit	$229,082	$184,389	$653,339	$525,855
Net sales	$758,821	$636,287	$2,269,457	$1,933,314

Adjusted gross profit as a % of sales	30.2%	29.0%	28.8%	27.2%

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated depreciation related to in-sourcing of Wish-Bone production.

(3)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(4)	For the nine months ended September 25, 2016, represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder acquisition.

(5)	Represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement

(6)
For the three and nine months ended September 25, 2016, primarily represents integration costs of the Garden Protein and Boulder acquisition. For the nine months ended September 27, 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted net earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net earnings attributable to Pinnacle Foods Inc. and Subsidiaries common stockholders (as reported)	$52,353	$48,098	$122,973	$133,313
Accelerated depreciation expense (2)	—	1,131	—	1,131
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(1,724)	4,392	(9,217)	(218)
Purchase accounting adjustments (4)	—	—	10,382	—
Tradename impairment charges (5)	11,200	—	11,200	—
Non-cash compensation charges (6)	—	—	—	1,567
Foreign exchange (gains)/losses (7)	256	2,102	(1,027)	3,680
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (8)	—	—	6,781	1,128
Restructuring and integration costs (9)	6,568	2,353	31,674	6,882
Employee severance (10)	—	225	—	225
Interest expense (11)	600	—	600	—
Tax Impact of Adjustments to Adjusted net earnings (12)	(6,449)	(3,704)	(13,206)	(5,297)
Adjusted net earnings	$62,804	$54,597	$160,160	$142,411
Adjusted earnings per share
Adjusted net earnings	$62,804	$54,597	$160,160	$142,411
Diluted weighted average outstanding shares	118,390	117,470	117,923	117,262
Adjusted earnings per share	$0.53	$0.46	$1.36	$1.21

Diluted earnings per share (as reported)	$0.44	$0.41	$1.04	$1.14
Accelerated depreciation expense (2)	—	0.01	—	0.01
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(0.01)	0.04	(0.08)	—
Purchase accounting adjustments (4)	—	—	0.09	—
Tradename impairment charges (5)	0.09	—	0.09	—
Non-cash compensation charges (6)	—	—	—	0.01
Foreign exchange (gains)/losses (7)	—	0.02	(0.01)	0.03
Acquisition, merger and other restructuring charges	—	—	—	—
Acquisition or other non-recurring expenses (8)	—	—	0.06	0.01
Restructuring and integration costs (9)	0.06	0.02	0.27	0.06
Employee severance (10)	—	—	—	—
Interest expense (11)	0.01	—	0.01	—
Tax Impact of Adjustments to Adjusted net earnings (12)	(0.05)	(0.03)	(0.11)	(0.05)
Adjusted earnings per share	0.53	0.46	1.36	1.21

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated depreciation related to in-sourcing of Wish-Bone production.

(3)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(4)	For the nine months ended September 25, 2016, represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder acquisition.

(5)	For the three and nine months ended September 25, 2016, represents tradename impairment on Celeste ($7.3 million), Aunt Jemima ($3.0 million) and Snyder of Berlin ($0.9 million).

(6)	For the nine months ended September 27, 2015, represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(7)	Represents foreign exchange (gains) losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(8)
For the nine months ended September 25, 2016, represents Boulder acquisition costs. For the nine months ended September 27, 2015, represents expenses related to the secondary offerings of common stock. For fiscal 2015, represents Boulder acquisition costs and expenses related to the secondary offerings of common stock.

(9)
For the three and nine months ended September 25, 2016, primarily represents restructuring charges and integration costs of the Boulder and Garden Protein acquisitions. For the three and nine months September 27, 2015 and fiscal 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

(10)	Represents severance costs not related to business acquisitions paid, or to be paid, to terminated employees.

(11)	Represents charges associated with the July 2016 Boulder Brands term loan repricing.

(12)	See Adjusted effective income tax rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net earnings attributable to Pinnacle Foods Inc. and Subsidiaries common stockholders (as reported)	$52,353	$48,098	$122,973	$133,313
Interest expense, net	36,446	22,308	103,470	65,958
Provision for income taxes	29,469	27,387	79,892	76,806
Net loss attributable to non-controlling interest	—	—	—	—
Earnings before interest and taxes (as reported)	118,268	97,793	306,335	276,077
Accelerated depreciation expense (2)	—	1,131	—	1,131
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(1,724)	4,392	(9,217)	(218)
Purchase accounting adjustments (4)	—	—	10,382	—
Tradename impairment charges (5)	11,200	—	11,200	—
Non-cash compensation charges (6)	—	—	—	1,567
Foreign exchange (gains)/losses (7)	256	2,102	(1,027)	3,680
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (8)	—	—	6,781	1,128
Restructuring and integration costs (9)	6,568	2,353	31,674	6,882
Employee severance (10)	—	225	—	225
Adjusted EBIT	$134,568	$107,996	$356,128	$290,472
Depreciation	22,768	19,735	66,084	56,131
Amortization	4,309	3,397	12,665	10,158
Adjusted EBITDA	$161,645	$131,128	$434,877	$356,761

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated depreciation related to in-sourcing of Wish-Bone production.

(3)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(4)	For the nine months ended September 25, 2016, represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder acquisition.

(5)	For the three and nine months ended September 25, 2016, represents tradename impairment on Celeste ($7.3 million), Aunt Jemima ($3.0 million) and Snyder of Berlin ($0.9 million).

(6)	For the nine months ended September 27, 2015, represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(7)	Represents foreign exchange (gains) losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(8)
For the nine months ended September 25, 2016, represents Boulder acquisition costs. For the nine months ended September 27, 2015, represents expenses related to the secondary offerings of common stock.

(9)
For the three and nine months ended September 25, 2016, primarily represents restructuring charges and integration costs of the Boulder and Garden Protein acquisitions. For the three and nine months September 27, 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

(10)	Represents severance costs not related to business acquisitions paid, or to be paid, to terminated employees.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted effective income tax rate

	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Effective income tax rate (as reported)	36.0%	36.3%	39.4%	36.6%
Acquisition or other non recurring expenses (1)	(0.3)%	0.1%	(0.3)%	0.1%
Restructuring and integration costs (2)	(0.3)%	—%	(0.3)%	—%
Valuation allowance on foreign tax credit due to acquisition (3)	1.0%	—%	(0.3)%	—%
Increase in deferred tax liability due to acquisition (4)	—%	—%	(1.9)%	—%
Other	—%	(0.1)%	0.2%	(0.1)%
Adjusted effective income tax rate	36.4%	36.3%	36.8%	36.6%

(1)
For the three and nine months ended September 25, 2016, represents the effective tax rate impact of non-deductible Boulder acquisition costs. For the three and nine months ended September 27, 2015, represents the effective tax rate impact of non-deductible costs related to our secondary offering of common stock.

(2)	For the three and nine months ended September 25, 2016, represents the effective tax rate impact of non-deductible severance costs in connection with the integration of Boulder.

(3)	For the three and nine months ended September 25, 2016, represents the effective tax rate impact of a valuation allowance on our foreign tax credit.

(4)	For the nine months ended September 25, 2016, represents the effective tax rate impact of an increase in our state deferred income tax liability.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Adjusted Segment amounts (thousands)

	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net sales - Reported
Birds Eye Frozen	$308,938	$296,709	$924,104	$883,458
Duncan Hines Grocery	249,545	257,387	763,201	796,579
North America Retail	558,483	554,096	1,687,305	1,680,037
Boulder Brands	120,926	—	344,381	—
Specialty Foods	79,412	82,191	237,771	253,277
Total	$758,821	$636,287	$2,269,457	$1,933,314

Earnings before interest & taxes - Reported
Birds Eye Frozen	$54,188	$51,953	$156,223	$133,208
Duncan Hines Grocery	48,127	44,223	142,987	138,471
Boulder Brands	16,082	—	11,884	—
Specialty Foods	6,322	7,788	19,575	23,087
Unallocated corporate expenses	(6,451)	(6,171)	(24,334)	(18,689)
Total	$118,268	$97,793	$306,335	$276,077

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$10,832	$5,350	$7,536	$7,305
Duncan Hines Grocery	(594)	4,529	(3,760)	6,919
Boulder Brands	5,250	—	38,867	—
Specialty Foods	812	324	368	171
Unallocated corporate expenses	—	—	6,782	—
Total	$16,300	$10,203	$49,793	$14,395

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$65,020	$57,303	$163,759	$140,513
Duncan Hines Grocery	47,533	48,752	139,227	145,390
Boulder Brands	21,332	—	50,751	—
Specialty Foods	7,134	8,112	19,943	23,258
Unallocated corporate expenses	(6,451)	(6,171)	(17,552)	(18,689)
Total	$134,568	$107,996	$356,128	$290,472

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Supplemental Schedule of Adjustments Detail (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Birds Eye Frozen
Restructuring and acquisition integration charges	$1.3	$3.0	$1.6	$5.5
Gardein acquisition related charges	—	—	—	0.1
Employee severance	—	0.1	—	0.1
Unrealized mark-to-market (gain)/loss	(0.8)	2.2	(4.5)	0.4
Hillshire merger termination-related employee compensation expense	—	—	—	0.8
Tradename impairment charges	10.3	—	10.3	—
Other	—	—	0.1	0.4
Total Birds Eye Frozen	$10.8	$5.3	$7.5	$7.3

Duncan Hines Grocery
Restructuring and acquisition integration charges	$—	$2.6	$—	$6.2
Employee severance	—	0.1	—	0.1
Unrealized mark-to-market (gain)/loss	(0.6)	1.8	(3.9)	(0.6)
Hillshire merger termination-related employee compensation expense	—	—	—	0.8
Other	—	—	0.1	0.4
Total Duncan Hines Grocery	$(0.6)	$4.5	$(3.8)	$6.9

Boulder Brands
Restructuring and acquisition integration charges	$5.5	$—	$28.7	$—
Expense related to the write-up to fair market value of inventories acquired	—	—	10.4	—
Unrealized mark-to-market (gain)/loss	(0.2)	—	(0.2)	—
Total Boulder Brands	$5.3	$—	$38.9	$—

Specialty Foods
Unrealized mark-to-market (gain)/loss	$(0.1)	$0.3	$(0.5)	$—
Hillshire merger termination-related employee compensation expense	—	—	—	0.1
Tradename impairment charges	0.9	—	0.9	—
Total Specialty Foods	$0.8	$0.3	$0.4	$0.1

Unallocated Corporate Expenses
Boulder acquisition related charges	$—	$—	$6.8	$—
Total Unallocated Corporate Expenses	$—	$—	$6.8	$—